Exhibit 99.1
MP Materials Reports Second Quarter 2025 Results
Revenue increased 84% year over year to $57.4 million
Record NdPr production of 597 metric tons, a 119% increase year over year
Second best quarterly REO production of 13,145 metric tons, a 45% increase year over year
NdPr sales volumes more than tripled year over year to 443 metric tons
Magnetics Segment continued to scale, generating $19.9 million in revenue and $8.1 million in Adjusted EBITDA
In July, announced transformational partnerships with the U.S. Department of Defense and Apple

LAS VEGAS, August 7, 2025 – MP Materials Corp. (NYSE: MP) (“MP Materials” or the “Company”), today announced financial and operational results for the three months ended June 30, 2025.
“In the second quarter, our Materials segment achieved record NdPr oxide production and delivered the second-highest REO output in MP’s history. At the same time, our Magnetics segment advanced commissioning and began profitably ramping metal production,” said James Litinsky, Founder, Chairman & CEO of MP Materials. “We also recently announced transformational partnerships with the Department of Defense and Apple—cornerstone agreements that we believe will drive significant long-term profitability and position MP as a platform for sustained growth in the emerging era of physical AI.”
Second Quarter 2025 Consolidated Financial Highlights

	For the three months ended June 30,		2025 vs. 2024
(in thousands, except per share data, unaudited)	2025	2024	Amount Change	% Change
Financial Measures:
Total revenue	$57,393	$31,258	$26,135	84%
Net loss	$(30,872)	$(34,055)	$3,183	9%
Adjusted EBITDA(1)	$(12,535)	$(27,060)	$14,525	54%
Adjusted Net Loss(1)	$(21,374)	$(28,036)	$6,662	24%
Diluted EPS	$(0.19)	$(0.21)	$0.02	10%
Adjusted Diluted EPS(1)	$(0.13)	$(0.17)	$0.04	24%
(1)See “Use of Non-GAAP Financial Measures” below for the definitions. See tables below for reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.
Second Quarter 2025 Consolidated Review
Total revenue increased 84% year over year to $57.4 million, primarily as a result of higher production of separated products, resulting in a greater mix of NdPr oxide and metal revenue in the current period. Additionally, the three months ended June 30, 2025, included sales of magnetic precursor products with no comparable revenue in the prior year period. The increases were partially offset by the decrease in rare earth concentrate revenues, impacted by the strategic decision to cease shipments of rare earth concentrate to China as well as by the ramp-up in midstream operations, as a significantly higher portion of rare earth oxide (“REO”) produced is refined and sold as NdPr oxide and metal.

Adjusted EBITDA improved by $14.5 million year over year to $(12.5) million, driven mainly by the initial sales of magnetic precursor products, which drove a $10.9 million year over year improvement in the Magnetics Segment Adjusted EBITDA. Materials Segment Adjusted EBITDA improved $4.9 million year over year mainly due to the increase in revenue discussed above. Also impacting the comparison were higher selling, general, and administrative expenses in the current period due to higher legal costs and increased employee headcount to support our downstream expansion.
Adjusted Net Loss improved by $6.7 million year over year to $(21.4) million, driven mainly by the higher Adjusted EBITDA discussed above. The improvement in Adjusted Net Loss was partially offset by higher depreciation expense resulting from an increase in capital assets placed into service over the last year, a lower income tax benefit, as well as slightly lower interest income.
Net loss improved by $3.2 million year over year to $(30.9) million, primarily due to the factors driving the improved Adjusted Net Loss discussed above, offset partially by a $2.5 million non-cash loss in the current quarter from changes in fair value of the derivative instrument related to the redemption feature included in the portion of the 2030 convertible notes that were issued in December 2024.
Diluted earnings per share (“EPS”) increased by $0.02 year over year to a diluted loss per share of $0.19, in line with the change in Net loss discussed above. Adjusted Diluted EPS increased by $0.04 to $(0.13) in line with the improved Adjusted Net Loss discussed above.
Second Quarter 2025 Segment Financial Highlights

	For the three months ended June 30,		2025 vs. 2024
(in thousands, unaudited)	2025	2024	Amount Change	% Change
Segment Financials:
Revenue
Materials Segment	$37,532	$31,258	$6,274	20%
Magnetics Segment	19,861	—	19,861	N/M
Total revenue	$57,393	$31,258	$26,135	84%

Segment Adjusted EBITDA(1)
Materials Segment	$(12,678)	$(17,602)	$4,924	28%
Magnetics Segment	8,089	(2,824)	10,913	N/M
Total Segment Adjusted EBITDA	$(4,589)	$(20,426)	$15,837	78%
Corporate and other(2)	(7,946)	(6,634)	(1,312)	(20)%
Adjusted EBITDA(3)	$(12,535)	$(27,060)	$14,525	54%
N/M = Not meaningful.
(1)Segment Adjusted EBITDA is management’s measure of profit or loss required by GAAP in assessing segment performance and deciding how to allocate the Company’s resources. See “Segment Information” below for further information.
(2)Corporate and other is not considered a reportable segment, and is presented solely to reconcile the total of Segment Adjusted EBITDA to Adjusted EBITDA on a consolidated basis. Corporate and other represents costs incurred at the corporate level that are not allocated to the operating segments, specifically relating to executive compensation, investor relations, other corporate costs, and unallocated shared service functions such as legal, information technology, human resources, finance and accounting and supply chain.
(3)See “Use of Non-GAAP Financial Measures” below for definition. See table below for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, net income or loss.

Second Quarter 2025 Materials Segment Financial and Operational Results

	For the three months ended June 30,		2025 vs. 2024
(unaudited)	2025	2024	Amount Change	% Change
Revenue:	(in thousands)
Rare earth concentrate	$11,877	$24,426	$(12,549)	(51)%
NdPr oxide and metal	25,045	6,531	18,514	283%
Other revenue	610	301	309	103%
Total Materials Segment revenue	$37,532	$31,258	$6,274	20%

Segment Adjusted EBITDA(1)	$(12,678)	$(17,602)	$4,924	28%

Key Performance Indicators(2):	(in whole units or dollars)
Rare earth concentrate
REO Production Volume (MTs)	13,145	9,084	4,061	45%
REO Sales Volume (MTs)	2,658	5,839	(3,181)	(54)%
Realized Price per REO MT	$4,468	$4,183	$285	7%
Separated NdPr products
NdPr Production Volume (MTs)	597	272	325	119%
NdPr Sales Volume (MTs)	443	136	307	226%
NdPr Realized Price per KG	$57	$48	$9	19%
(1)See “Segment Information” below for further information.
(2)See “Key Performance Indicators” below for definitions and further information.
Second Quarter 2025 Materials Segment Review
Materials Segment revenue increased 20% to $37.5 million year over year, driven by an $18.5 million increase in NdPr oxide and metal sales due to a 226% increase in NdPr Sales Volumes. The increase in NdPr Sales Volumes was driven by the continued transition to production of midstream products, primarily NdPr oxide. NdPr oxide and metal revenue also benefited from a 19% increase in year over year realized pricing due mainly to improved market pricing. The increase was partially offset by a $12.5 million decrease in rare earth concentrate revenue due to a 54% decline in REO Sales Volumes impacted by the strategic decision to cease shipments of rare earth concentrate to China as well as by the ramp-up in midstream operations, where a significantly higher portion of REO produced was refined and sold as NdPr oxide and metal during the current year period. REO Production Volumes increased 45% year over year to 13,145 metric tons primarily due to higher recoveries from the continued implementation of Upstream 60K optimizations, as well as the impact of unplanned downtime in the prior-year period.
Materials Segment Adjusted EBITDA improved by $4.9 million year over year to $(12.7) million, primarily due to the increase in revenue discussed above. The Materials Segment cost of sales (“Segment COS”) remained relatively flat year over year as a higher mix of NdPr oxide and metal sales relative to REO sales in the period were partially offset by lower per-unit costs of NdPr oxide and metal production. Per-unit production costs of separated products are necessarily higher than those of rare earth concentrate due to the additional processing required. Separated product production costs on a per-unit basis are currently elevated given the temporary underutilization of the refining facilities as we ramp to normalized production levels. Segment COS for the three months ended June 30, 2025, also benefited from (i) lower reserves on certain of our work in process and finished goods inventories, which decreased by $8.3 million when compared to the prior year; (ii) $1.9 million of higher 45X Credit impacts in the current year; and (iii) $1.9 million in lower repairs and maintenance expenses, attributable to thickener equipment repairs in the second quarter of 2024.

Second Quarter 2025 Magnetics Segment Financial Results

	For the three months ended June 30,		2025 vs. 2024
(in thousands, unaudited)	2025	2024	Amount Change	% Change
Revenue:
Magnetic precursor products	$19,861	$—	$19,861	N/M

Segment Adjusted EBITDA(1)	$8,089	$(2,824)	$10,913	N/M
N/M = Not meaningful.
(1)See “Segment Information” below for further information.
Second Quarter 2025 Magnetics Segment Review
Revenues in the Magnetics segment were $19.9 million for the three months ended June 30, 2025, as the initial magnetic precursor product deliveries began during the first quarter of 2025. There were no corresponding sales in the prior year period. The sales also drove the year-over-year increase in the Magnetics Segment Adjusted EBITDA.

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2025	December 31, 2024
(U.S dollars in thousands, except share and per share data, unaudited)
Assets
Current assets
Cash and cash equivalents	$261,535	$282,442
Short-term investments	492,122	568,426
Total cash, cash equivalents and short-term investments	753,657	850,868
Accounts receivable	21,821	18,874
Inventories	128,048	107,905
Income taxes receivable	23,805	23,672
Government grant receivable	19,273	19,799
Prepaid expenses and other current assets	13,791	10,204
Total current assets	960,395	1,031,322
Non-current assets
Property, plant and equipment, net	1,290,090	1,251,496
Operating lease right-of-use assets	9,139	8,680
Inventories	45,224	19,031
Intangible assets, net	6,772	7,370
Other non-current assets	24,567	15,659
Total non-current assets	1,375,792	1,302,236
Total assets	$2,336,187	$2,333,558
Liabilities and stockholders’ equity
Current liabilities
Accounts and construction payable	$21,726	$23,562
Accrued liabilities	74,447	64,727
Current portion of long-term debt	67,434	—
Deferred revenue	79,894	56,880
Other current liabilities	23,366	18,850
Total current liabilities	266,867	164,019
Non-current liabilities
Long-term debt, net of current portion	843,369	908,729
Deferred revenue	45,054	43,120
Operating lease liabilities	6,016	5,798
Deferred government grant	22,029	20,087
Deferred investment tax credit	26,428	25,502
Deferred income taxes	67,309	85,309
Other non-current liabilities	48,565	26,114
Total non-current liabilities	1,058,770	1,114,659
Total liabilities	1,325,637	1,278,678
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.0001 par value, 50,000,000 shares authorized, none issued and outstanding in either period)	—	—
Common stock ($0.0001 par value, 450,000,000 shares authorized, 178,715,488 and 178,445,570 shares issued, and 163,465,706 and 163,195,788 shares outstanding, as of June 30, 2025, and December 31, 2024, respectively)	18	18
Additional paid-in capital	970,823	961,434
Retained earnings	266,782	320,302
Accumulated other comprehensive income (loss)	(26)	173
Treasury stock, at cost, 15,249,782 shares for both periods	(227,047)	(227,047)
Total stockholders’ equity	1,010,550	1,054,880
Total liabilities and stockholders’ equity	$2,336,187	$2,333,558

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share data, unaudited)	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Revenue	$57,393	$31,258	$118,203	$79,942

Operating costs and expenses:
Cost of sales (excluding depreciation, depletion and amortization)	50,431	41,463	99,262	77,057
Selling, general and administrative	27,429	21,434	51,595	42,701
Depreciation, depletion and amortization	20,777	18,210	42,161	36,595
Start-up costs	761	1,373	1,737	2,660
Advanced projects and development	2,496	1,886	2,970	6,092
Other operating costs and expenses (income), net	(619)	384	(862)	761
Total operating costs and expenses	101,275	84,750	196,863	165,866
Operating loss	(43,882)	(53,492)	(78,660)	(85,924)
Interest expense, net	(5,414)	(6,745)	(13,029)	(9,602)
Gain on early extinguishment of debt	—	—	—	46,265
Other income, net	6,572	12,084	21,790	24,741
Loss before income taxes	(42,724)	(48,153)	(69,899)	(24,520)
Income tax benefit	11,852	14,098	16,379	6,954
Net loss	$(30,872)	$(34,055)	$(53,520)	$(17,566)

Loss per share:
Basic	$(0.19)	$(0.21)	$(0.33)	$(0.10)
Diluted	$(0.19)	$(0.21)	$(0.33)	$(0.28)

Weighted-average shares outstanding:
Basic	163,834,693	165,344,511	163,799,713	169,950,658
Diluted	163,834,693	165,344,511	163,799,713	176,068,146

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
(U.S. dollars in thousands, unaudited)	2025	2024
Operating activities:
Net loss	$(53,520)	$(17,566)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	42,161	36,595
Accretion of discount on short-term investments	(11,462)	(16,317)
Gain on early extinguishment of debt	—	(46,265)
Stock-based compensation expense	12,905	13,170
Amortization of debt issuance costs	2,074	1,891
Lower of cost or net realizable value reserve	6,736	17,753
Deferred income taxes	(17,936)	(6,954)
Other	(5,919)	928
Decrease (increase) in operating assets:
Accounts receivable	(2,946)	1,570
Inventories	(52,441)	(41,541)
Government grant receivable	(10,883)	(4,837)
Prepaid expenses, other current and non-current assets	(4,289)	(3,815)
Increase (decrease) in operating liabilities:
Accounts payable and accrued liabilities	1,201	(6,862)
Deferred revenue	24,948	50,000
Deferred government grant	3,313	2,433
Other current and non-current liabilities	(795)	9,533
Net cash used in operating activities	(66,853)	(10,284)
Investing activities:
Additions to property, plant and equipment	(59,473)	(98,326)
Purchases of short-term investments	(683,815)	(833,705)
Proceeds from sales of short-term investments	80,387	90,695
Proceeds from maturities of short-term investments	690,942	852,210
Proceeds from return of investment in equity method investee	9,673	—
Proceeds from sale of property, plant and equipment	4,063	—
Proceeds from government awards used for construction	12,200	96
Net cash provided by investing activities	53,977	10,970
Financing activities:
Proceeds from issuance of long-term debt	—	747,500
Payment of debt issuance costs	—	(16,118)
Payments to retire long-term debt	—	(428,599)
Purchase of capped call options	—	(65,332)
Repurchases of common stock	—	(200,764)
Principal payments on debt obligations and finance leases	(3,857)	(1,197)
Tax withholding on stock-based awards	(3,877)	(4,124)
Net cash provided by (used in) financing activities	(7,734)	31,366
Net change in cash, cash equivalents and restricted cash	(20,610)	32,052
Cash, cash equivalents and restricted cash beginning balance	283,603	264,988
Cash, cash equivalents and restricted cash ending balance	$262,993	$297,040

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$261,535	$295,604
Restricted cash, current	918	1,087
Restricted cash, non-current	540	349
Total cash, cash equivalents and restricted cash	$262,993	$297,040

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, unaudited)	2025	2024	2025	2024
Net loss	$(30,872)	$(34,055)	$(53,520)	$(17,566)
Adjusted for:
Depreciation, depletion and amortization	20,777	18,210	42,161	36,595
Interest expense, net	5,414	6,745	13,029	9,602
Income tax benefit	(11,852)	(14,098)	(16,379)	(6,954)
Stock-based compensation expense(1)	5,427	5,703	12,780	13,170
Initial start-up costs(2)	634	1,252	1,406	2,425
Transaction-related and other costs(3)	5,128	883	7,944	4,680
Accretion of asset retirement and environmental obligations(4)	372	230	745	461
Loss (gain) on disposals of long-lived assets, net(4)	(991)	154	(1,607)	300
Gain on early extinguishment of debt(5)	—	—	—	(46,265)
Other income, net(6)	(6,572)	(12,084)	(21,790)	(24,741)
Adjusted EBITDA	$(12,535)	$(27,060)	$(15,231)	$(28,293)
(1)Principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(2)Included in “Start-up costs” within our unaudited Condensed Consolidated Statements of Operations and excludes any applicable stock-based compensation, which is included in the “Stock-based compensation expense” line above. Primarily relates to certain costs incurred in connection with the commissioning and starting up of our initial magnet-making capabilities at Independence prior to the achievement of commercial production. These costs include labor of incremental employees hired in advance to work directly on such commissioning activities, training costs, costs of testing and commissioning the new circuits and processes, and other related costs. Given the nature and scale of the related costs and activities, management does not view these as normal, recurring operating expenses, but rather as non-recurring investments to initially develop our magnet-making capabilities. Therefore, we believe it is useful and necessary for investors to understand our core operating performance in current and future periods by excluding the impact of these start-up costs. To the extent additional start-up costs are incurred in the future to expand our separations and magnet-making capabilities after initial achievement of commercial production (e.g., significantly expanding production capacity at an existing facility or building a new separations or magnet manufacturing facility), such costs would not be considered an adjustment for this non-GAAP financial measure.
(3)Pertains to legal, consulting, and advisory services, and other costs associated with specific transactions, including litigation matters, potential acquisitions, mergers, or other investments. For the three and six months ended June 30, 2025, amount is principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations. For the three and six months ended June 30, 2024, amount is principally included in “Advanced projects and development” within our unaudited Condensed Consolidated Statements of Operations.
(4)Included in “Other operating costs and expenses (income), net” within our unaudited Condensed Consolidated Statements of Operations.
(5)Pertains to the gain recognized on the repurchase of $480.0 million aggregate principal amount of our 0.25% unsecured senior convertible notes due 2026 (the “2026 Notes”) in March 2024.
(6)Principally comprised of interest and investment income and changes in fair value of derivative instruments.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, unaudited)	2025	2024	2025	2024
Net loss	$(30,872)	$(34,055)	$(53,520)	$(17,566)
Adjusted for:
Stock-based compensation expense(1)	5,427	5,703	12,780	13,170
Initial start-up costs(2)	634	1,252	1,406	2,425
Transaction-related and other costs(3)	5,128	883	7,944	4,680
Loss (gain) on disposals of long-lived assets, net(4)	(991)	154	(1,607)	300
Gain on early extinguishment of debt(5)	—	—	—	(46,265)
Other(6)	2,529	—	(4,468)	—
Tax impact of adjustments above(7)	(3,229)	(1,973)	(3,807)	7,728
Adjusted Net Loss	$(21,374)	$(28,036)	$(41,272)	$(35,528)
(1)Principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(2)Included in “Start-up costs” within our unaudited Condensed Consolidated Statements of Operations and excludes any applicable stock-based compensation, which is included in the “Stock-based compensation expense” line above. Primarily relates to certain costs incurred in connection with the commissioning and starting up of our initial magnet-making capabilities at Independence prior to the achievement of commercial production. These costs include labor of incremental employees hired in advance to work directly on such commissioning activities, training costs, costs of testing and commissioning the new circuits and processes, and other related costs. Given the nature and scale of the related costs and activities, management does not view these as normal, recurring operating expenses, but rather as non-recurring investments to initially develop our separations and magnet-making capabilities. Therefore, we believe it is useful and necessary for investors to understand our core operating performance in current and future periods by excluding the impact of these start-up costs. To the extent additional start-up costs are incurred in the future to expand our separations and magnet-making capabilities after initial achievement of commercial production (e.g., significantly expanding production capacity at an existing facility or building a new separations or magnet manufacturing facility), such costs would not be considered an adjustment for this non-GAAP financial measure.
(3)Pertains to legal, consulting, and advisory services, and other costs associated with specific transactions, including litigation matters, potential acquisitions, mergers, or other investments. For the three and six months ended June 30, 2025, amount is principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations. For the three and six months ended June 30, 2024, amount is principally included in “Advanced projects and development” within our unaudited Condensed Consolidated Statements of Operations.
(4)Included in “Other operating costs and expenses (income), net” within our unaudited Condensed Consolidated Statements of Operations.
(5)Pertains to the gain recognized on the repurchase of $480.0 million aggregate principal amount of our 2026 Notes in March 2024.
(6)Included in “Other income, net” within our unaudited Condensed Consolidated Statements of Operations and pertains to the change in fair value of the redemption feature included in the portion of the 2030 Notes that were issued in December 2024.
(7)Tax impact of adjustments is calculated using an adjusted effective tax rate, which excludes the impact of discrete tax costs and benefits, to each adjustment. The adjusted effective tax rates were 25.4%, 23.7%, 24.7% and 30.1% for the three and six months ended June 30, 2025 and 2024, respectively.

Reconciliation of GAAP Diluted Loss per Share to Non-GAAP Adjusted Diluted EPS

	For the three months ended June 30,		For the six months ended June 30,
(unaudited)	2025	2024	2025	2024
Diluted loss per share	$(0.19)	$(0.21)	$(0.33)	$(0.28)
Adjusted for:
Stock-based compensation expense	0.04	0.03	0.08	0.07
Initial start-up costs	—	0.01	0.01	0.01
Transaction-related and other costs	0.03	0.01	0.05	0.03
Gain on disposals of long-lived assets, net	(0.01)	—	(0.01)	—
Gain on early extinguishment of debt	—	—	—	(0.27)
Other	0.02	—	(0.03)	—
Tax impact of adjustments above(1)	(0.02)	(0.01)	(0.02)	0.05
2026 Notes if-converted method(2)	—	—	—	0.18
Adjusted Diluted EPS	$(0.13)	$(0.17)	$(0.25)	$(0.21)

Diluted weighted-average shares outstanding(3)	163,834,693	165,344,511	163,799,713	176,068,146
Assumed conversion of 2026 Notes(3)	—	—	—	(6,117,488)
Adjusted diluted weighted-average shares outstanding(3)	163,834,693	165,344,511	163,799,713	169,950,658
(1)Tax impact of adjustments is calculated using an adjusted effective tax rate, which excludes the impact of discrete tax costs and benefits, to each adjustment. The adjusted effective tax rates were 25.4%, 23.7%, 24.7% and 30.1% for the three and six months ended June 30, 2025 and 2024, respectively.
(2)For the six months ended June 30, 2024, since the 2026 Notes were dilutive for purposes of computing GAAP diluted loss per share but antidilutive for purposes of computing Adjusted Diluted EPS, within this reconciliation, we have included this adjustment to reverse the impact of applying the if-converted method to the 2026 Notes in the computation of GAAP diluted loss per share.
(3)For the six months ended June 30, 2024, since the 2026 Notes were dilutive for purposes of computing GAAP diluted loss per share but antidilutive for purposes of computing Adjusted Diluted EPS, the adjusted diluted weighted-average shares outstanding excludes the potentially dilutive securities associated with the 2026 Notes.

Conference Call Details
MP Materials will host a conference call to discuss these results at 2:00 p.m. Pacific Time, Thursday, August 7, 2025. To join the conference call on a listen-only basis, participants should dial 1-888-788-0099 and international participants should dial 1-646-876-9923 and enter the conference ID number: 97894712527 as well as the passcode: 951388. The live audio webcast along with the press release and accompanying slide presentation, will be accessible at investors.mpmaterials.com. A recording of the webcast will also be available following the conference call.
About MP Materials
MP Materials (NYSE: MP) is America’s only fully integrated rare earth producer with capabilities spanning the entire supply chain—from mining and processing to advanced metallization and magnet manufacturing. We extract and refine materials from one of the world’s richest rare earth deposits in California and manufacture the world’s strongest and most efficient permanent magnets. Our products enable innovation across critical sectors of the modern economy, including transportation, energy, robotics, defense, and aerospace. More information is available at https://mpmaterials.com/.
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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MP Materials Corp. (the “Company,” “we,” “us” and “our”) intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of the words such as “estimate,” “plan,” “shall,” “may,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “will,” “target,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the price and market for rare earth materials; the continued demand for rare earth materials and the market for rare earth materials generally; future demand for magnets; estimates and forecasts of the Company’s results of operations and other financial and performance metrics, including NdPr oxide production and shipments and expected NdPr oxide production and shipments; the Company’s mining and magnet projects, including the Company’s ability to expand its heavy rare earth separation capabilities, and to develop the 10X Facility and to achieve run rate production of separated rare earth materials and production of commercial metal and magnets; the transactions (“Transactions”) with the Department of Defense (“DOD”), the timing and consummation of future phases of the Transactions, the Company’s and the DoD’s future obligations related to the Transactions; the availability of government appropriations, funding and support for the Transactions; the availability of additional or replacement funding for our development projects and operations; statements regarding expectations and benefits of a long-term agreement with Apple and the Company’s ability to supply U.S.-produced rare earth magnets; the ability to achieve technological advancements and supply chain objectives and the timing thereof; and the financial, tax and accounting assessment and treatment of the various obligations and commitments under the Transaction Documents. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.
Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the heightened significance of the development of the Company’s midstream and downstream operations, including ramping its separation capabilities, and its ability to vertically integrate its value chain; risks related to the timing and achievement of expected business milestones, including with respect to the construction of the 10X Facility; the availability of appropriations from the legislative branch of the federal government and the ability of the DoD to obtain funding and support for the Transactions; the determination by the legislative, judicial or executive branches of the federal government that any aspect of the Transactions was unauthorized, void or voidable; our ability to obtain additional or replacement financing, as needed; our ability to effectively assess, determine and monitor the financial, tax and accounting treatment of the Transactions, together with our and the DOD’s obligations thereunder; challenges associated with identifying alternate sales channels and customers for the highly-specialized products contemplated by the Transactions should the partnership be altered or terminated; our ability to effectively use the proceeds and utilize the other anticipated benefits of the Transactions as contemplated thereby; risks related to the Company’s long-term agreement with Apple and the Company’s ability to meet the obligations thereunder, including risks related to our ability to construct, develop and scale our facilities, technology and production; fluctuations in the pricing and volume of the magnet products to be produced under the agreement with Apple, our ability to effectively comply with the broader legal and regulatory requirements and heightened scrutiny associated with government partnerships and contracts; limitations on the Company’s ability to transact with non-U.S. customers; changes in trade and other policies and priorities in U.S. and foreign governments, including with respect to tariffs; fluctuations, variability and uncertainty in demand and pricing in the market for rare earth products, including magnets; volatility in the price of our common stock; and those risk factors discussed in the Company’s filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission.
If any of these risks materialize or the assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The Company does not intend to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Use of Non-GAAP Financial Measures
This press release references certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Diluted EPS, which have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). MP Materials defines Adjusted EBITDA as GAAP net income or loss before interest expense, net; income tax expense or benefit; and depreciation, depletion and amortization; further adjusted to eliminate the impact of stock-based compensation expense; initial start-up costs; transaction-related and other costs; accretion of asset retirement and environmental obligations; gain or loss on disposals of long-lived assets; gain or loss on early extinguishment of debt; other income or loss; and other items that management does not consider representative of our underlying operations. MP Materials defines Adjusted Net Income (Loss) as GAAP net income or loss excluding the impact of stock-based compensation expense; initial start-up costs; transaction-related and other costs; gain or loss on disposals of long-lived assets; gain or loss on early extinguishment of debt; and other items that management does not consider representative of our underlying operations; adjusted to give effect to the income tax impact of such adjustments. MP Materials defines Adjusted Diluted EPS as GAAP diluted earnings or loss per share excluding the per share impact, using adjusted diluted weighted-average shares outstanding as the denominator, of stock-based compensation expense; initial start-up costs; transaction-related and other costs; gain or loss on disposals of long-lived assets; gain or loss on early extinguishment of debt; and other items that management does not consider representative of our underlying operations; adjusted to give effect to the income tax impact of such adjustments. In addition, when appropriate, we include an adjustment to reverse the impact of applying the if-converted method to our 2026 Notes if necessary to reconcile between GAAP diluted earnings or loss per share and Adjusted Diluted EPS.
MP Materials’ management uses Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Diluted EPS to compare MP Materials’ performance to that of prior periods for trend analyses and for budgeting and planning purposes. MP Materials believes Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Diluted EPS provide useful information to management and investors regarding certain financial and business trends relating to MP Materials’ financial condition and results of operations. MP Materials’ management believes that the use of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Diluted EPS provides an additional tool for investors to use in evaluating projected operating results and trends. MP Materials’ method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MP Materials does not recommend the sole use of these non-GAAP measures to assess its financial performance. Management does not consider non-GAAP measures in isolation or as an alternative or to be superior to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MP Materials’ financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.
Segment Information
The Company’s reportable segments, which are primarily based on the Company’s internal organizational structure and types of products, are its two operating segments—Materials and Magnetics. Prior period amounts have been recast to conform to this segment reporting structure, which was modified during the fourth quarter of 2024.
The Materials segment operates the Mountain Pass Rare Earth Mine and Processing Facility located near Mountain Pass, San Bernardino County, California, which produces refined rare earth products as well as rare earth concentrate and related products. The Magnetics segment operates a rare earth metal, alloy and magnet manufacturing facility in Fort Worth, Texas (“Independence”), where the Company produces and sells magnetic precursor products and anticipates manufacturing NdFeB permanent magnets by the end of 2025.
Segment Adjusted EBITDA is management’s primary segment measure of profit or loss required by GAAP in assessing segment performance and deciding how to allocate the Company’s resources. Segment Adjusted EBITDA is calculated as segment revenues less significant segment expenses, specifically, cost of sales (excluding depreciation, depletion and amortization and stock-based compensation expense) and selling, general and administrative expenses (excluding stock-based compensation expense), as well as certain other operating expenses (referred to as “other segment items”). Significant segment expenses and other segment items also exclude certain costs that are non-recurring, non-cash or are not related to the segments’ underlying business performance.
Key Performance Indicators
REO Production Volume is measured in MTs, the Company’s principal unit of sale for its concentrate product. This measure refers to the REO content contained in the rare earth concentrate we produce and, beginning in the second quarter of 2023, includes volumes fed into downstream circuits for commissioning and starting up our separations facilities and for producing separated rare earth products, a portion of which is also included in our KPI, NdPr Production Volume. REO Production Volume is a key indicator of the mining and processing capacity and efficiency of the Company’s upstream operations.
REO Sales Volume for a given period is calculated in MTs. A unit, or MT, is considered sold once we recognize revenue on its sale as determined in accordance with GAAP. REO Sales Volume is a key measure of the Company’s ability to convert its concentrate production into revenue. REO Sales Volume includes both traditional concentrate as well as roasted concentrate. Given our cessation of shipments of concentrate, we do not expect historical REO Sales Volume to be representative of future volumes.
Realized Price per REO MT for a given period is calculated as the quotient of: (i) the Company’s rare earth concentrate sales, which are determined in accordance with GAAP, for a given period and (ii) the Company’s REO Sales Volume for the same period. Realized Price per REO MT is an important measure of the market price of the Company’s concentrate product.
NdPr Production Volume for a given period is measured in MTs, the Company’s principal unit of sale for its NdPr separated products. NdPr Production Volume refers to the volume of finished and packaged NdPr oxide produced at Mountain Pass for a given period. NdPr Production Volume is a key indicator of the separating and finishing capacity and efficiency of the Company’s midstream operations.

Our NdPr Sales Volume for a given period is calculated in MTs and on an NdPr oxide-equivalent basis (as further discussed below). A unit, or MT, is considered sold once the Materials segment recognizes revenue on its sale, whether sold as NdPr oxide or NdPr metal, as determined in accordance with GAAP. For these NdPr metal sales, the MTs sold and included in NdPr Sales Volume are calculated based on the volume of NdPr oxide used to produce such NdPr metal. We utilize an assumed material conversion ratio of 1.20, such that a sale of 100 MTs of NdPr metal would be included in this KPI as 120 MTs of NdPr oxide-equivalent. NdPr Sales Volume is a key measure of our ability to convert our production of separated NdPr products into revenue. In the future, NdPr Sales Volume for the Materials segment is expected to include sales made to the Magnetics segment.
NdPr Realized Price per kilogram (“KG”) for a given period is calculated as the quotient of: (i) our Materials segment NdPr oxide and metal sales, which are determined in accordance with GAAP, for a given period and (ii) our NdPr Sales Volume for the same period. NdPr Realized Price per KG is an important measure of the market price of our NdPr products. In the future, NdPr Realized Price per KG for the Materials segment is expected to include sales made to the Magnetics segment.
Contacts
Investors:
IR@mpmaterials.com
Media:
media@mpmaterials.com